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                 EXHIBIT 99(a) - PRESS RELEASE DATED JULY 24, 1998

                                         ALTERNATIVE RESOURCES CORPORATION
                                         100 TRI-STATE INTERNATIONAL
                                         SUITE 300
                                         LINCOLNSHIRE, IL  60069
                                         NASDAQ:  ALRC

CONTACT:
BRAD LAMERS                   SUSAN H. FISHER
CHIEF FINANCIAL OFFICER       DIRECTOR, INVESTOR RELATIONS
(847) 317-1000, EXT. 248      (847) 317-1000, EXT. 287

              ALTERNATIVE RESOURCES CORPORATION NAMES RAYMOND R. HIPP
                  CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER;
                     FOUNDER LARRY KANE RETIRES AND WILL REMAIN
                                ON BOARD OF DIRECTORS

LINCOLNSHIRE, IL, JULY 24, 1998 - ALTERNATIVE RESOURCES CORPORATION (NASDAQ:
ALRC), a leading provider of information technology (IT) services, today announced that Raymond R. Hipp will join ARC as chairman, president and chief executive officer, effective August 1, 1998. Larry Kane, ARC's founder and former chief executive, will retire effective July 31, 1998. However, he will remain on the ARC Board of Directors. Mr. Hipp, a current ARC board member, will have overall responsibility for ARC's strategy and operations, focusing on the integration of the company's new practice areas, as well as the recently announced goal of generating higher revenue growth and margins from its national sales and marketing organization.

Mr. Hipp, 56, was president and CEO of ITI Marketing Services, Inc., of Omaha, NE, a large teleservices provider which was recently sold to APAC Teleservices, Inc., of Deerfield, IL. He was brought into ITI in 1996 by a private investment group to lead the company. Under his leadership, the organization, with more than 10,000 employees and 24 customer contact centers, experienced significant revenue growth and showed a dramatic improvement in profitability.

Prior to heading ITI Marketing Services, Mr. Hipp was founder and president of Comdisco Disaster Recovery Services (CDRS), the largest global provider of Business Continuity Services for the IT industry. From its inception in 1980 to 1994, CDRS grew to approximately $230 million in revenues. He was an executive vice president of parent company, Comdisco, Inc, as well as a member of the Board of Directors. Prior to that, Mr. Hipp held numerous positions with the IBM Corporation over a 15-year period, with the most recent being regional manager in the Office Products Division.


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"Following the long search for someone with Ray's background and experience to serve as ARC's new chief executive, we are extremely fortunate that Ray has become available at this time," said chairman Larry Kane.

"His 30 years of IT management experience have given him strong operating and marketing skills to lead ARC's continuing efforts to accelerate the integration of our new practice initiatives and drive rapid internal growth. I have full confidence in relinquishing responsibilities to Ray, who has been an invaluable ARC board member for the past four years. I look forward to working with Ray as we all strive to expand on this company's success over the past 11 years."

"ARC is an exciting company and one of the first IT services providers to establish a national branch network supported by an industry-leading resource of skilled IT professionals," said Mr. Hipp. "The company is well positioned to maintain its growth as it integrates the newly acquired programming services into its vast client network. I am delighted to have this unique opportunity and am confident that I can contribute extensive strategic and operating expertise to ARC's management as we work to improve profitability over the near term and, more importantly, to achieve the company's extraordinary long-term potential."

     ABOUT ARC
Alternative Resources Corporation (ARC) is a leading provider of information technology services, including component outsourcing, technology deployments, and IT projects staffing. Headquartered in Lincolnshire, IL, the company serves Fortune 1000 and mid-sized clients from 60 offices in the U.S. and Canada.


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